EXHIBIT 99.1
INGERSOLL-RAND COMPANY, LIMITED
Consolidated Income Statement
Fourth Quarter and Twelve Months
(In millions)

UNAUDITED

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003

Revenues	$ 2,459.0	$ 2,247.0	$ 9,393.6	$ 8,249.3

Cost of goods sold	1,777.7	1,634.2	6,854.0	6,109.0

Selling & administrative expenses	383.4	387.5	1,419.3	1,355.9

Restructuring charges	-	(1.3)	-	(3.2)

Operating income	297.9	226.6	1,120.3	787.6

Interest expense	(37.0)	(39.9)	(153.1)	(175.5)

Other income / (expense)	0.8	0.9	1.0	(4.0)

Earnings before taxes	261.7	187.6	968.2	608.1

Provision for taxes	39.4	25.0	138.4	75.3

Earnings from continuing operations	222.3	162.6	829.8	532.8

Discontinued operations, net of tax	292.9	34.8	388.9	111.7

Net earnings	$ 515.2	$ 197.4	$ 1,218.7	$ 644.5

Basic earnings per share
Continuing operations	$ 1.29	$ 0.94	$ 4.79	$ 3.12
Discontinued operations	1.70	0.20	2.24	0.65
	$ 2.99	$ 1.14	$ 7.03	$ 3.77

Diluted earnings per share
Continuing operations	$ 1.27	$ 0.92	$ 4.73	$ 3.09
Discontinued operations	1.68	0.20	2.22	0.65
	$ 2.95	$ 1.12	$ 6.95	$ 3.74

Weighted-average number of common
shares outstanding:
Basic	172.3	173.7	173.3	171.1
Diluted	174.5	175.8	175.4	172.4

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION